Exhibit 10.1

APOLLO GROUP, INC.

4025 South Riverpoint Parkway

Phoenix, AZ 85040

January 5, 2012

Mr. Charles B. Edelstein

Apollo Group, Inc.

4025 South Riverpoint Parkway

Phoenix, AZ 85040

Dear Chas:

The purpose of this letter is to document the understanding we have reached concerning the termination of your full-time employment and transition to part-time employment with Apollo Group, Inc. (the “Company”). The terms and conditions governing your current full-time employment relationship with the Company are set forth in your existing employment agreement with the Company dated July 7, 2008, and subsequently amended on December 12, 2008, February 23, 2009 and April 24, 2009 and further clarified on September 29, 2010 (collectively the “Employment Agreement”). The terms of the Employment Agreement (or any other agreement between you and the Company, including any outstanding equity award agreements) that are not expressly modified or superseded by the terms of this letter agreement (the “Transition Agreement”) will remain unmodified and continue in full force and effect until their designated termination or expiration dates. The capitalized terms used in this Transition Agreement, to the extent not defined herein, will have the meanings assigned to them in the Employment Agreement.

1. Continued Full-Time Employment. You will remain in full-time employment with the Company until the earlier of (a) August 26, 2012 or (b) the date on which your employment is sooner terminated under Section 2 below. Unless your full-time employment with the Company is otherwise sooner terminated under Section 2 below, you will continue as the Company’s Co-Chief Executive Officer and a member of the Company’s Board of Directors until the close of business on August 26, 2012.

For purposes of the current cash incentive plan in effect for the Company’s executive officers for the 2012 fiscal year (the “FY 2012 Annual Incentive Plan”), you will be deemed to satisfy the one-year service requirement upon your continuation in the Company’s employ through the close of the 2012 fiscal year, whether as a full-time employee under your Employment Agreement through August 26, 2012 or pursuant to your part-time employment arrangement commencing August 27, 2012 under this Transition Agreement. The actual bonus amount payable to you under the FY 2012 Annual Incentive Plan upon such satisfaction of the service requirement will be dependent upon (i) the level at which the applicable performance goals are attained and (ii) the degree to which the Compensation Committee of the Company’s Board of Directors exercises the negative discretion it has reserved under the FY 2012 Annual Incentive Plan. Any such exercise of negative discretion will be applied on a uniform basis to you and the other executive officers of the Company participating in the FY 2012 Annual Incentive Plan.

2. Termination of Full-Time Employment. Your full-time employment with the Company will continue through August 26, 2012, unless prior to such date: (a) the Company terminates your employment for Cause, (b) your employment terminates by reason of your death or Disability, (c) the Company terminates your employment for any reason other than for Cause or (d) you terminate your employment with or without Good Reason. Should your employment terminate for any of the foregoing reasons prior to August 26, 2012, the provisions of your Employment Agreement will govern any rights or entitlement you may have with respect to your outstanding equity awards and any other additional severance benefits, including any potential severance benefits under Section 8 of your Employment Agreement.

This Transition Agreement shall constitute the “Notice of Non-Renewal” required by Section 1 of the Employment Agreement, and no further notice of non-renewal shall be required. Accordingly, unless sooner terminated, your employment pursuant to the terms of the Employment Agreement will be deemed to have been terminated by the Company, by reason of the foregoing non-renewal notice, effective as of the close of business on August 26, 2012, and you will therefore become entitled to receive the severance compensation described in Section 8(b) of the Employment Agreement, subject to the conditions described therein and in Section 5 of this Transition Agreement.

Upon the termination of your Employment Agreement on August 26, 2012, you will immediately resign as the Company’s Co-Chief Executive Officer and will not hold any other officer positions with the Company, and you will also as of such date immediately resign from the Company’s Board of Directors.

Following the date of such resignations, you will no longer be subject to the insider reporting and trading restrictions under Section 16 of the Securities Exchange Act of 1934, as amended, except to the extent that you engage in a non-exempt transaction in the Company’s Class A common stock following your resignation date that is matchable against an opposite-way non-exempt transaction in such stock in which you engaged within the preceding six (6) months while still in executive officer status.

You will, during your period of part-time employment with the Company pursuant to this Transition Agreement, continue to be a restricted person subject to the Company’s insider trader policy.

3. Conversion to Part-Time Employment. Unless your employment with the Company terminates earlier pursuant to Section 2 above, effective August 27, 2012 you will become a part-time employee of the Company, and your commitment will be permanently reduced to a level less than 20% of the average level of services provided by you during the three (3)-year period preceding your conversion to such part-time status. Accordingly, you will only be required to work, and you will only work, thirty (30) hours per month during the term of your part-time employment arrangement hereunder. Your part-time employment with the Company as described below will continue through February 28, 2013, unless sooner terminated by reason of (i) your election to terminate such arrangement upon three (3) business days prior written notice to the Company, (ii) your death or Disability or (iii) the Company’s immediate termination of your part-time employment for Cause (except that for purposes of this Section 3, the definition of “Cause” in Section 7(b)(i) of the Employment Agreement shall be revised to delete clauses (F), (G) and (H) from such definition since those terms are only applicable to you in your former position as Co-Chief Executive Officer). Upon the termination of your part-time employment with the Company, you will no longer render any services in any capacity to the Company or any of its affiliates.

The following provisions will govern your period of part–time employment:

(a) You will hold the title of Senior Advisor and Former Co-Chief Executive Officer and will report directly to the Company’s Chief Executive Officer. The Company’s Chief Executive Officer will, from time to time, delineate the specific duties and responsibilities you will have during your period of part-time employment and such duties shall be appropriate given your prior position with and service to the Company.

(b) Your services as a part-time employee may be performed in person at the Company’s offices in Chicago, Illinois, by telecommuting and/or while traveling on Company business. You and the Company will take reasonable steps to ensure you maintain connectivity via VPN and Blackberry or similar personal digital assistant device, and you will retain possession of your Company-provided laptop computer and I-Pad until your period of part-time employment ends, at which time you shall return those devices to the Company. You will be provided with an appropriate office at the Company’s offices in Chicago, Illinois and with administrative support at such location as is adequate for the performance of your duties hereunder.

(c) You will at all times during the part-time employment period remain subject to the control and direction of the Company as to both the work to be performed and the manner and method of performance. Your part-time work schedule will be set by the Company from time to time on the basis of the normal work schedule in effect for the Company’s other salaried employees. You will also remain subject to all employee workplace rules and standards. You will keep an accurate record of the hours you work each week and submit your recorded time for each week to the Company within three (3) business days after the conclusion of that week.

(d) You will be compensated as a salaried employee at the monthly rate of $10,500 based on the rate of $350 per hour for the thirty (30) hours of part-time employment you are committed to render per calendar month. For any partial calendar month during your period of part-time employment, both your rate of monthly salary and work hour requirement will be appropriately pro-rated. You will be paid your monthly salary in one or more increments each month in accordance with the regular pay periods for the Company’s other salaried employees. Each payment will be subject to the Company’s collection of all applicable withholding taxes. In no event will any compensation you earn for service in any calendar year within your part-time employment period be paid later than March 15 of the succeeding calendar year.

(e) You will not be eligible to participate in any of the Company’s employee benefit plans, including the group health plans, the term insurance and disability plans, the non-qualified deferred compensation and profit-sharing plans and the employee stock purchase plan, and you will not accrue any vacation pay during you period of part-time employment. However, you may continue to make pre-tax contributions to the Company’s 401(k) plan.

(f) You will not be eligible to receive any new equity awards, including (without limitation) any awards for the 2013 fiscal year (which will be made in June or July 2012) or for any subsequent fiscal year, or to participate in any cash incentive plans for fiscal years beginning after August 31, 2012.

(g) Subject to applicable Company policies, including (without limitation) the timely submission of appropriate documentation and expense reports, you will be entitled to receive prompt reimbursement of all expenses reasonably incurred by you in connection with the performance of your part-time duties hereunder or for promoting, pursuing or otherwise furthering the business or interests of the Company; provided, however, that any expenses in excess of $1,000 individually or $10,000 in the aggregate, shall be submitted for approval and authorization by the Company’s Chief Executive Officer prior to the incurrence of such expenses. To obtain reimbursement for your expenses hereunder, you must submit appropriate evidence of each such expense within thirty (30) days after the later of (i) your incurrence of that expense or (ii) your receipt of the invoice or billing statement for such expense, and the Company shall provide you with the requisite reimbursement within ten (10) business days thereafter; provided, however, that no expense will be reimbursed later than the close of the calendar year following the calendar year in which that expense is incurred. The amount eligible for reimbursement hereunder in any calendar year during your period of part-time employment will not affect the amount eligible for reimbursement hereunder during any other calendar year, and you may not exchange or liquidate your right to reimbursements hereunder for any other payment or benefit.

(h) For the avoidance of doubt, the Company agrees that pursuant to Section 16 of the Employment Agreement you will be indemnified, defended, and held harmless from and against any and all claims and/or liability arising from, as a result of, or in connection with your service as a part-time employee to the same extent as you were indemnified, defended, and held harmless in connection with your service as Co-Chief Executive Officer.

4. COBRA Coverage. Assuming your service under the Employment Agreement continues until August 26, 2012, your coverage under the Company’s health care plans will terminate on August 31, 2012 as a result of your conversion to limited part-time employee status on August 27, 2012. Pursuant to the provisions of Section 8(b)(iii) of the Employment Agreement, you will be entitled to reimbursement of your COBRA coverage costs for the period of coverage commencing September 1, 2012 and continuing until the earliest to occur of (i) eighteen (18) months of such reimbursed COBRA coverage costs, (ii) the date you are no longer eligible for COBRA coverage or (iii) the date you become eligible for COBRA coverage under a successor employer health care plan (as to which event you shall provide the Company with written notice within ten (10) calendar days). The reimbursement of your COBRA coverage costs will be governed by the express terms and conditions of Section 8(b)(iii) of the Employment Agreement, and nothing in this Transition Agreement shall modify, alter or supersede those terms and conditions.

5. Severance Package. Should (i) your employment with the Company terminate prior to August 26, 2012 by reason of a unilateral termination effected by the Company for any reason other than Cause, death or Disability or by reason of your resignation for Good Reason or (ii) your employment pursuant to the terms of the Employment Agreement terminates at the close of business on August 26, 2012 by reason of the Notice of Non-Renewal provided in Section 2 of this Transition Agreement, then you will be entitled to receive the Accrued Obligations and the severance compensation described in Section 8(b) of the Employment Agreement, subject to the conditions described therein and in this Section 5 and payable in accordance with the terms of the Employment Agreement. For avoidance of doubt, you and the Company agree that such severance compensation under Section 8(b) of the Employment Agreement consists of the following:

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a cash severance amount (the “Cash Severance Benefit”) equal to (A) two times the rate of Base Salary in effect for you on your termination date plus (B) two times the average of your actual Annual Bonuses for the 2009, 2010 and 2011 fiscal years, with such amounts to be paid as follows: on March 1, 2013 (or upon your death, if earlier), you will receive in a lump sum the installments of your Cash Severance Benefit that would have otherwise been paid to you during the period from August 27, 2012 through February 28, 2013 in the absence of the delayed payment provisions of Section 14(b) of your Employment Agreement, and the balance will be paid in successive equal installments over the Company’s regular pay periods for salaried employees during the period from March 1, 2013 to August 31, 2013, with the first such installment to be paid on the first such regularly-scheduled pay day for the Company’s salaried employees after March 1, 2013 and the last such installment to be paid on the regularly-scheduled pay day for salaried employee coincident with or closest to August 31, 2013, and

•	the accelerated vesting of the remaining unvested balance (if any) of your Initial Option Grant.

Although Section 8(b)(ii) of the Employment Agreement also provides for one hundred percent accelerated vesting of both your Initial RSU Award and Supplemental Award, you hereby acknowledge that those two awards have already vested in full, and the vesting acceleration provisions of your Employment Agreement are no longer applicable to those two awards.

The reimbursement of COBRA coverage costs to which you are entitled under Section 8(b)(iii) of the Employment Agreement will be satisfied through the reimbursement arrangement set forth in Section 4 of this Transition Agreement.

As a condition to your right to receive the Cash Severance Benefit, you must execute and deliver to the Company a general release in the form of attached Exhibit A to this Transition Agreement, with such release to be dated February 21, 2013, and such release must become effective and enforceable by you not revoking it within the seven (7)-day period in which you have to revoke it after signing. You must also continue to comply with the restrictive covenants set forth in Section 10 of the Employment Agreement.

Each payment of your Cash Severance Benefit will be subject to the Company’s collection of all applicable withholding taxes, and you will only receive the net amount remaining after such taxes have been withheld.

The fact that for the avoidance of doubt certain severance terms have been explicitly set forth above shall not affect any rights you may have in the event the Employment Agreement terminates prior to August 26, 2012 because of your death or Disability.

6. Exercise Period Following Termination of Employment. Your Initial Option Grant covering 1,000,000 shares of the Company’s Class A common stock will remain outstanding during the period of your part-time employment. Pursuant to the terms of the grant agreement for your Initial Option Grant, you will have a three (3)-month period measured from the date on which your employment with the Company terminates in which to exercise your Initial Option Grant (or twelve (12)-month in the event your employment terminates by reason of death or Disability), but in no event may your Initial Option Grant be exercised after the expiration date of the maximum six (6)-year option term. Accordingly, if your period of part-time employment pursuant to this Transition Agreement continues until the scheduled February 28, 2013 termination date, you will have a three-month period measured from that date (i.e., until May 27, 2013) in which to exercise the outstanding balance of your Initial Option Grant. Should (i) the Company terminate your employment under the Employment Agreement for any reason other than Cause, death or Disability prior to August 26, 2012 or (ii) you resign for Good Reason under the Employment Agreement before August 26, 2012, then the period for exercising your Initial Option Grant will automatically be extended until the close of business on May 27, 2013.

7. Partial Waiver of Section 409A Gross-Up. You will continue to be entitled to the 409A Tax Goss-Up Payment protection provided pursuant to Section 14(c) of the Employment Agreement to the extent you incur a penalty tax under Code Section 409A with respect to the compensation arrangements in effect for you under the Employment Agreement or otherwise implemented in connection with your service as a full-time employee through the August 26, 2012 termination date of the Employment Agreement. Such 409A Tax Gross-Up Payment protection provided by Section 14(c) of the Employment Agreement will survive the termination of that agreement. However, you hereby waive (and release the Company from) any right or entitlement you may have to any further 409A Tax Gross-Up Payment protection with respect to any penalty tax or other liability you incur under Code Section 409A that is attributable to any services you render as a part-time employee that do not strictly comply with the terms of this Transition Agreement, including (without limitation) any Code Section 409A penalty tax or liability that may arise in the event your separation from service date for Code Section 409A purposes is deemed to have been extended beyond August 26, 2012 because you performed services during your part-time employment period at a level in excess of the thirty (30) hours per month required of you under this Transition Agreement without the Company’s written consent. Accordingly, you shall assume full responsibility for any Code Section 409A penalty taxes or liabilities that may be triggered as a result of any services you render as a part-time employee that do not strictly comply with the terms of this Transition Agreement, and you hereby acknowledge and agree that you will not be entitled to any additional payments from the Company pursuant to Section 14(c) of the Employment Agreement or otherwise in the event you incur any penalty tax or other liability under Code Section 409A arising out of such unauthorized services.

8. Legal Fees. The Company will pay or reimburse you for the reasonable legal fees you incur in connection with the preparation and negotiation of this Transition Agreement. Such payment or reimbursement will be made within thirty (30) days after submission by you of documentation of such legal fees, but not later than March 15, 2012.

9. Non-Renewal of Employment Agreement. Your Employment Agreement will not be renewed upon the expiration of its initial four (4)-year term on August 26, 2012, and your Employment Agreement will accordingly terminate and cease to have any force or effect at the close of business on that date, except that (a) the restrictive covenants set forth in Section 10 of your Employment Agreement will continue to be binding upon you during your period of part-time employment pursuant to this Transition Agreement and for the one (1)-year period measured from the date you cease your-part employment with the Company and (b) Sections 8, 9, 13, 14, 16, 17, 19, 21, 22, 25 and 26 of your Employment Agreement will also survive the termination of your Employment Agreement, subject to the modification to Section 14(c) of the Employment Agreement set forth in Section 7 of this Transition Agreement. In addition, you will remain subject to the applicable provisions of your Proprietary Information Agreement with the Company.

10. Public Announcement. The Company will provide you with a reasonable opportunity to review and provide input into the 8-K filing that will be made by the Company in connection with the parties entering into this Transition Agreement, and with respect to any other public announcement made in connection with your transition and departure from the Company.

Sincerely

/s/ Gregory W. Cappelli

Title:	Co-Chief Executive Officer

ACCEPTANCE

I hereby accept the foregoing terms and conditions of this Transition Agreement governing my resignation as the Company’s Co-Chief Executive Officer and a member of the Company’s Board of Directors effective as of the close of business on August 26, 2012, and my conversion to part-time employment with Apollo Group, Inc. as Senior Advisor and Former Co-Chief Executive Officer, effective August 27, 2012, and agree that my existing Employment Agreement will not be renewed and will accordingly terminate on August 26, 2012. I also agree that (i) the restrictive covenants set forth in Section 10 of my Employment Agreement shall continue to be binding upon me during my period of part-time employment pursuant to this Transition Agreement and for the one (1)-year period measured from the date I cease such part-time employment with the Company, (ii) Sections 8, 9, 13, 14, 16, 17, 19, 21, 22, 25 and 26 of my Employment Agreement will also survive the termination of my Employment Agreement, subject to the modification to Section 14(c) of the Employment Agreement set forth in Section 7 of this Transition Agreement, (iii) I shall also remain subject to the applicable provisions of my Proprietary Information Agreement with the Company, and (iv) I will assume full responsibility for any Code 409A penalty taxes or liabilities that may be triggered as a result of any services I render as a part-time employee that do not strictly comply with the terms of this Transition Agreement.

/s/ Charles B. Edelstein
Charles B. Edelstein

Dated: January 5, 2012

EXHIBIT A

GENERAL RELEASE AGREEMENT

This AGREEMENT is made as of February 21, 2013, by and between Charles B. Edelstein (“Executive”), and Apollo Group, Inc. (the “Company”).

In consideration for the severance benefits offered by the Company to Executive pursuant to Section 8 of his Employment Agreement with the Company dated July 7, 2008 and subsequently amended on December 12, 2008, February 23, 2009 and April 24, 2009 and further clarified on September 29, 2010 (collectively, the “Employment Agreement”), Executive agrees as follows:

1. Termination of Employment. Executive acknowledges that his full-time employment with the Company terminated on August 26, 2012 and he currently remains in part-time employment with the Company pursuant to the terms of his Transition Agreement with the Company dated January 5, 2012 (the “Transition Agreement”). Executive agrees that he has received all wages and accrued but unpaid vacation pay earned by him through the date of this Agreement, other than any unpaid wages attributable to his part-time employment during the payroll period in which this Agreement is executed.

2. Waiver and Release.

(a) Except as set forth in Section 2(b), which identifies claims expressly excluded from this release, Executive hereby releases the Company, all affiliated companies, and their respective officers, directors, agents, employees, stockholders, successors and assigns from any and all claims, liabilities, demands, causes of action, costs, expenses, attorney fees, damages, indemnities and obligations of every kind and nature, in law, equity or otherwise, known and unknown, suspected and unsuspected, disclosed and undisclosed, arising from or relating to Executive’s employment with the Company through the date of this Agreement and the termination of his full-time employment with the Company and his executive officer positions on August 26, 2012, including (without limitation): claims of wrongful discharge, emotional distress, defamation, fraud, breach of contract, breach of the covenant of good faith and fair dealing, discrimination claims based on sex, age, race, national origin, disability or any other basis under Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act of 1967, as amended (“ADEA”), the Americans with Disability Act, the Employee Retirement Income Security Act, as amended, the Equal Pay Act of 1963, as amended, and any similar law of any state or governmental entity, any contract claims, tort claims and wage or benefit claims, including (without limitation) claims for salary, bonuses, commissions, equity awards (including stock grants, stock options and restricted stock units), vesting acceleration, vacation pay, fringe benefits, severance pay or any other form of compensation.

(b) The only claims that Executive is not waiving and releasing under this Agreement are claims he may have for (1) unemployment, state disability, worker’s compensation, and/or paid family leave insurance benefits pursuant to the terms of applicable state law; (2) continued coverage under the Company-sponsored group health benefit plans pursuant to his rights under the federal law known as “COBRA” and/or under an applicable state law counterpart(s); (3) any benefits entitlements that are vested and unpaid as of his termination date pursuant to the terms of a Company-sponsored benefit plan; (4) any benefits or rights to which he is entitled pursuant to Section 8 of the Employment Agreement or pursuant to the terms of his presently-outstanding equity awards from the Company, including the post-employment exercise rights set forth in Section 6 of the Transition Agreement, or his rights to indemnification pursuant to Section 16 of the Employment Agreement or his rights to certain tax gross-up payments pursuant to Section 14(c) of the Employment Agreement, subject to the modification set forth in Section 7 of the Transition Agreement, (5) violation of any federal state or local statutory and/or public policy right or entitlement that, by applicable law, is not waivable; and (6) any wrongful act or omission occurring after the date he executes this Agreement. In addition, nothing in this Agreement prevents or prohibits Executive from filing a claim with the Equal Employment Opportunity Commission (EEOC) or any other government agency that is responsible for enforcing a law on behalf of the government and deems such claims not waivable. However, because Executive is hereby waiving and releasing all claims “for monetary damages and any other form of personal relief” (per Section 2(a) above), he may only seek and receive non-personal forms of relief from the EEOC and similar government agencies.

(c) Executive represents that he has not filed any complaints, charges, claims, grievances, or lawsuits against the Company and/or any related persons with any local, state or federal agency or court, or with any other forum.

(d) Executive acknowledges that he may discover facts different from or in addition to those he now knows or believes to be true with respect to the claims, demands, causes of action, obligations, damages, and liabilities of any nature whatsoever that are the subject of this Agreement, and he expressly agrees to assume the risk of the possible discovery of additional or different facts, and agrees that this Agreement shall be and remain in effect in all respects regardless of such additional or different facts. Executive expressly acknowledges that this Agreement is intended to include, and does include in its effect, without limitation, all claims which Executive does not know or suspect to exist in his favor against the Company and/or any related persons at the moment of execution thereof, and that this Agreement expressly contemplates extinguishing all such claims.

(e) Executive understands and agrees that the Company has no obligation to provide him with any severance benefits under the Employment Agreement unless he executes this Agreement. Executive also understands that he has received or will receive, regardless of the execution of this Agreement, all wages and reimbursements owed to him, together with any accrued but unpaid vacation pay, less applicable withholdings and deductions, earned through the date of this Agreement. Nothing in this Agreement shall affect, impair or waive the Executive’s right to receive any wages that become due and payable to him after the date of this Agreement by reason of his continued part-time employment pursuant to the Transition Agreement.

(f) This Agreement is binding on Executive, his heirs, legal representatives and assigns.

3. Entire Agreement. This Agreement, the Employment Agreement and the Transition Agreement constitute the entire understanding and agreement between Executive and the Company in connection with the matters described, and replaces and cancels all previous agreements and commitments, whether spoken or written, with respect to such matters. Nothing in this Agreement supersedes or replaces any of Executive’s obligations under his Employment Agreement or Transition Agreement that survive his termination of employment, including, but not limited to (i) his (and the Company’s) agreement to arbitrate disputes, (ii) his restrictive covenants under Section 10 of the Employment Agreement and (iii) his obligations under Section 9 of the Employment Agreement, his existing Proprietary Information Inventions Agreement with the Company and any other obligations not to use or disclose Company confidential and/or proprietary information.

4. Modification in Writing. No oral agreement, statement, promise, commitment or representation shall alter or terminate the provisions of this Agreement. This Agreement cannot be changed or modified except by written agreement signed by Executive and authorized representatives of the Company.

5. Governing Law; Jurisdiction. This Agreement shall be governed by and enforced in accordance with the laws of the State of Arizona.

6. Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

7. No Admission of Liability. This Agreement does not constitute an admission of any unlawful discriminatory acts or liability of any kind by the Company or anyone acting under its supervision or on its behalf. This Agreement may not be used or introduced as evidence in any legal proceeding, except to enforce or challenge its terms.

8. Acknowledgements. Executive is advised to consult with an attorney of his choice prior to executing this Agreement. By signing below, Executive acknowledges and certifies that he:

(a) has read and understands all of the terms of this Agreement and is not relying on any representations or statements, written or oral, not set forth in this Agreement;

(b) has been provided a consideration period of twenty-one calendar days within which to decide whether he will execute this Agreement and that no one hurried him into executing this Agreement;

(c) is signing this Agreement knowingly and voluntarily; and

(d) has the right to revoke this Agreement within seven (7) days after signing it, by delivering written notice of revocation, by FAX, personal delivery or certified mail, to the Company’s Senior Vice President, Human Resources, at the Company’s principal offices at 4025 South Riverpoint Parkway, Phoenix, Arizona 85040. Unless the Executive revokes this Agreement upon such written notice delivered to the Company’s Senior Vice President, Human Resources, prior to the expiration of the seven (7)-day revocation period, this Agreement and the general release hereunder shall become effective and enforceable at 12:01 AM on the eighth (8th) calendar day after the calendar day on which Executive has timely signed this Agreement (the “Effective Date”). Such Effective Date will be extended to the next business day should it fall on a Saturday, Sunday or holiday recognized by the U.S. Postal Service.

Because of the revocation period, the Company’s obligations to provide the Executive with any of the severance benefits set forth in Section 8 of the Employment Agreement shall not become effective or enforceable until this Agreement becomes effective and enforceable on the Effective Date.

I HAVE READ, UNDERSTAND AND VOLUNTARILY ACCEPT AND AGREE TO THE ABOVE TERMS

CHARLES B. EDELSTEIN

Date: February 21, 2013
Signature